Exhibit 10.3

PartnerRe Ltd.

Restricted Share Unit Award Agreement

<Name>

<Date>

This Award Agreement (the “Agreement”) is made effective as of <Date>, by and between PartnerRe Ltd. (the “Company”), and <Name> (the “Participant”), a non-employee Director of the Company.

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions; Conflicts. Unless defined in this Restricted Share Unit Award (this “Award Document”), capitalized terms will have the same meanings ascribed to them in the PartnerRe Ltd. 2003 Non-Employee Directors Stock Plan (the “Plan”).

2. Purpose of Award Document. The purpose of this Award Document is to grant Restricted Share Units to the Participant receiving this Award and named below. The Restricted Share Units that are the subject of this grant will be known as “RSUs”.

3. Award Document. This Award Document is entered into pursuant to the terms of the Plan, and evidences the grant of a share-based award in the form of RSUs pursuant to the Plan. By receipt of this Award Document, the Participant acknowledges receipt of a copy of the Plan and further agrees to be bound thereby and by the actions of the Committee and/or the Board pursuant to the Plan.

4. Grant of RSUs. The Participant is granted an award of RSUs in the amount and on the date (the “Grant Date”) as specified in the Notice of RSU attached to this document.

5. Rights. A RSU carries no voting rights. A RSU carries the right to receive dividend equivalents payable in cash or Shares. Such dividend equivalents will accrue on the same basis as dividends accrue on the Shares underlying the RSUs and will be payable annually on June 15, with no interest on the return.

6. Terms. Except as provided otherwise in this Award Document or the Plan, 100% of RSUs will vest on the fifth anniversary of the Grant Date (the “Vest Date”), with delivery occurring immediately thereafter. The Participant will have the ability to elect to receive 60% of the value of the RSUs in Shares and 40% of the value of the RSUs in cash, any such election to occur prior to the Grant Date, in connection with such delivery. Absent such an election, such delivery will be made 100% in Shares.

7. Change in Control. Upon a Change in Control, the RSUs will be subject to Section 12(e)(i) of the Plan. In addition, in the event that the Participant’s service is terminated in connection with such Change in Control, the RSUs will be subject to applicable provisions in Section 10 of this Award Document.

8. Shareholder Rights. Subject to Section 5, the Participant will have no rights as a shareholder with respect to the Shares to which this Award relates until the date on which the Participant becomes the holder of record of such Shares.

9. Transferability. The transferability of a RSU will be subject to Sections 11(d) and 11(e) of the Plan.

10. Termination. All unvested RSUs will be forfeited upon termination of the Participant’s service prior to the Vest Date; provided however, that if the termination is due to a Change in Control, death, permanent disability, mandatory retirement, voluntary termination due to the acceptance of a public service position that would either preclude continued Board service or make such service impractical, or failure to be re-elected to the Board by shareholders (each, a “Permissible Termination”), the RSUs will fully vest upon termination, with delivery occurring immediately thereafter, except that, in the case where a Permissible Termination occurs in the same calendar year as the Grant Date, instead of vesting fully, the RSUs will vest upon termination on a pro rata basis in an amount equal to (i) the total number of RSUs subject to this Award, multiplied by (ii) a fraction, the numerator of which is the number of completed full months of service by the Participant in such calendar year and the denominator of which is 12, with delivery occurring immediately thereafter and the remaining, unvested amount forfeited upon termination.

11. Entire Agreement. The Plan and this Award Document (including the Notice of RSU) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. Any modification of this Award Document must be in writing signed by the Company (oral statements by any person cannot modify this Award Document). Decisions of the Committee with respect to the administration and interpretation of the Plan and this Award Document will be final, conclusive and binding on all persons.

12. Data Protection. The Participant hereby acknowledges and agrees that the Company or any of its Affiliates may process sensitive personal data about the Participant. The Participant hereby gives his or her explicit consent to the Company to process any such personal and/or sensitive data. The Participant also hereby provides explicit consent to the Company to transfer any such personal and/or sensitive data outside of the country in which he or she is providing services.

13. Acquired Rights. The Participant hereby acknowledges and agrees that this Award does not provide any entitlement to any benefit other than that granted under the Plan.

The Participant acknowledges and agrees that the benefits granted under the Plan are entirely at the discretion of the Committee and/or the Board and that the Committee and/or the Board, subject to Section 12 of the Plan, retains the right to amend or terminate the Plan at any time, in its sole discretion and without notice.

14. Governing Law. This Award Document will be governed by and construed in accordance with the laws of Bermuda, without regard to conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

PARTNERRE LTD.

By:	/s/ Phil Martin
Name:	Phil Martin
Title:	Director of Group Compensation & Benefits

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